NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2019
THIRD QUARTER RESULTS, DECLARES DIVIDEND

BOSTON (October 29, 2019) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited third quarter results for 2019, reporting net income of $32.1 million. The Bank expects to file its quarterly report on Form 10-Q for the quarter ending September 30, 2019, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 5.73 percent, the approximate daily average three-month LIBOR yield for the third quarter of 2019 plus 350 basis points. The dividend, based on average stock outstanding for the third quarter of 2019, will be paid on November 4, 2019.

“The Bank's consistent financial performance continues to support a broad range of liquidity and funding products for our members, a strong dividend, and ongoing support of programs that stimulate small business lending and improve housing affordability across New England,” said President and Chief Executive Officer Edward A. Hjerpe III.

Third Quarter 2019 Operating Highlights

Net income for the quarter ending September 30, 2019, was $32.1 million, compared with net income of $64.7 million for the same period in 2018. The decrease in net income was primarily due to a decrease of $21.1 million in net interest income after provision for credit losses and a $12.8 million decrease in litigation settlement income. These results led to a $3.6 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the quarter ending September 30, 2019, was $56.3 million, compared with $77.5 million for the same period in 2018. The $21.1 million decrease in net interest income after provision for credit losses was mainly a result of an $8.7 billion decrease in average earning assets, as well as higher premium amortization on U.S. Agency mortgage-backed securities resulting from an expected increase in mortgage refinancing activity following a significant drop in mortgage rates during the third quarter of 2019. The decrease in average earning assets primarily consisted of a $6.5 billion decrease in average advances, a $2.7 billion decrease in average short-term investments, and a $1.1 billion decrease in average mortgage-backed securities. These decreases were partially offset by a $1.4 billion increase in average U.S. Treasury Notes.

Net interest spread was 0.30 percent for the three months ended September 30, 2019, an eight basis point decrease from the same period in 2018, and net interest margin was 0.43 percent, a seven basis point decrease from the same period in 2018. The decrease in net interest spread reflects a 16 basis point increase in the average yield on earning assets and a 24 basis point increase in the average yield on interest-bearing liabilities. The decreases in both net interest spread and net interest margin mainly reflect the negative impact of higher premium amortization on U.S. Agency mortgage-backed securities.

September 30, 2019 Balance-Sheet Highlights

Total assets decreased $6.7 billion, or 10.5 percent, to $56.9 billion at September 30, 2019, down from $63.6 billion at year-end 2018. During the nine months ended September 30, 2019, advances decreased $4.7 billion, or 10.8 percent, to $38.5 billion, compared with $43.2 billion at year-end 2018. The decrease in advances was primarily concentrated in variable-rate advances.

Total investments were $13.6 billion at September 30, 2019, down from $15.9 billion at the prior year end. The decrease was primarily due to a decline of $4.4 billion in short-term money market investments, offset by an increase of $490.5 million in mortgage-backed securities and the purchase of $1.5 billion of U.S. Treasury Notes in 2019.

Investments in mortgage loans totaled $4.5 billion at September 30, 2019, an increase of $159.7 million from year-end 2018.

Mandatorily redeemable capital stock decreased $14.8 million to $17.1 million as of September 30, 2019, from $31.9 million as of year-end 2018. GAAP capital at September 30, 2019, was $3.2 billion, a decrease of $370.9 million from $3.6 billion at year-end 2018. Capital stock decreased by $497.2 million from December 31, 2018, primarily attributable to the decrease in advances and a reduction in the membership stock investment requirement. Total retained earnings grew to $1.4 billion, an increase of $25.6 million, or 1.8 percent, from December 31, 2018. Of this amount, restricted retained earnings totaled $335.1 million at September 30, 2019. Accumulated other comprehensive loss totaled $215.8 million at September 30, 2019, an improvement of $100.7 million, or 31.8 percent, from December 31, 2018.

The Bank was in compliance with all regulatory capital ratios at September 30, 2019, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at June 30, 2019.(1)

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	9/30/2019	6/30/2019	12/31/2018
ASSETS
Advances	$38,539,591	$37,096,797	$43,192,222
Investments (2)	13,593,020	13,963,431	15,900,204
Mortgage loans held for portfolio, net	4,459,120	4,421,028	4,299,402
Other assets	332,229	298,276	201,489
Total assets	$56,923,960	$55,779,532	$63,593,317

LIABILITIES
Consolidated obligations, net	$52,760,357	$51,717,468	$58,978,506
Deposits	625,873	594,848	474,878
Mandatorily redeemable capital stock	17,107	17,107	31,868
Other liabilities	284,196	275,893	500,706

CAPITAL
Class B capital stock	2,031,651	1,995,252	2,528,854
Retained earnings - unrestricted	1,085,463	1,087,641	1,084,342
Retained earnings - restricted (3)	335,110	328,685	310,670
Total retained earnings	1,420,573	1,416,326	1,395,012
Accumulated other comprehensive loss	(215,797)	(237,362)	(316,507)
Total capital	3,236,427	3,174,216	3,607,359
Total liabilities and capital	$56,923,960	$55,779,532	$63,593,317

Total regulatory capital-to-assets ratio	6.1%	6.1%	6.2%
Ratio of market value of equity (MVE) to par value of capital stock (4)	166%	166%	152%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	9/30/2019	6/30/2019	9/30/2018	9/30/2019	9/30/2018

Total interest income	$337,539	$361,792	368,818	$1,120,771	$1,024,841
Total interest expense	281,165	304,059	291,358	920,096	788,712
Net interest income	56,374	57,733	77,460	200,675	236,129
Net interest income after provision for credit losses	56,326	57,721	77,460	200,612	236,123
Net other-than-temporary impairment losses on investment securities recognized in income	(411)	(314)	(71)	(828)	(407)
Litigation settlements	3	—	12,769	3	12,769
Other income (loss)	2,478	3,989	2,410	(166)	6,261
Operating expense	16,079	16,313	16,127	48,802	49,077
Other expense	6,592	5,476	4,531	14,945	13,221
AHP assessment	3,597	3,987	7,238	13,669	19,387
Net income	$32,128	$35,620	64,672	$122,205	$173,061

Performance Ratios: (5)
Return on average assets	0.24%	0.27%	0.42%	0.30%	0.37%
Return on average equity (6)	4.28%	4.77%	7.56%	5.36%	6.84%
Net interest spread	0.30%	0.29%	0.38%	0.35%	0.40%
Net interest margin	0.43%	0.43%	0.50%	0.49%	0.51%

(1)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 22, 2019 (the 2018 Annual Report).

(2)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(3)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20 percent of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2018 Annual Report.

(4)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2018 Annual Report.

(5)	Yields for quarterly periods are annualized.

(6)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; other-than-temporary impairment of investment securities; instability in the credit and debt markets; economic conditions (including effects on, among other things, mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the possible discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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